CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2016, relating to the financial statements and financial highlights which appears in the Annual Report to Shareholders of AMG Managers Amundi Short Duration Government Fund (formerly, AMG Managers Short Duration Government Fund) and AMG Managers Amundi Intermediate Government Fund (formerly, AMG Managers Intermediate Duration Government Fund), two of the series constituting AMG Funds II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 24, 2017